Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our report dated January 23, 2004 (except for the last paragraph of Note 7, as to which the date is October 15, 2004, paragraph 2 of Note 13, as to which the date is May 21, 2004, paragraph 3 of Note 13, as to which the date is December 17, 2004, and paragraphs 4 through 8 of Note 13, as to which the date is June 14, 2004), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-114336) and related Prospectus of Icagen, Inc. for the registration of 5,750,000 shares of its common stock.

/s/    Ernst and Young LLP

Raleigh, North Carolina

January 11, 2005